Exhibit 10.1
PERSONAL AND CONFIDENTIAL
November 6, 2007
Dear                     :
The Compensation and Benefits Committee of the Anadarko Board of Directors has approved a grant of restricted stock units (“RSUs”). This grant is subject to all terms and conditions of the Anadarko Petroleum Corporation 1999 Stock Incentive Plan, as amended from time to time (the “Plan”), the summary (prospectus) of the Plan and the provisions of this letter. The Plan summary is available via the Anadarko intranet at the following address: http://insider.anadarko.com/hr/stock_plan/1999_Restated_SIP_SPD_01-01-05.pdf
Effective December 3, 2007, you will receive a grant of                      RSUs, which vest over a period of time. Provided you remain continuously employed within the Anadarko organization until such dates, one-third of the RSUs will vest on December 3, 2008, one-third on December 3, 2009, and the remaining one-third on December 3, 2010 (each considered a “Vesting Period”).
At the end of each Vesting Period, the value attributed to the number of RSUs that vest on such date shall be reduced by the applicable payroll taxes as a result of such vesting, and the resulting amount shall then be converted into shares of unrestricted Anadarko common stock using the closing price of the Company common stock on the date of such vesting. Your shares will be deposited in a direct registration account at Mellon.
Dividend Equivalents shall be paid to you in cash with respect to the RSUs and on a current basis, less applicable withholding taxes. The RSUs do not have voting rights. They do, however, count toward any stock ownership requirements.
You will be allowed to make an election to defer your entire RSU award. All deferral elections and distributions must be made in compliance with 409A regulations and made on a separate form provided by Anadarko to you.
If you voluntarily terminate your employment, including retirement, or in the event you are terminated for cause, all unvested RSUs and unpaid RSU Dividend Equivalents will be immediately forfeited. Upon your death, disability (as defined in the Company’s disability plan), your involuntary termination without cause or a change of control event (as defined in the Plan) all your unvested RSUs will immediately vest and any unpaid RSU Dividend Equivalents due but not yet paid will immediately be paid. Your RSUs are subject to several restrictions, including that such RSUs may not be transferred, sold, assigned, pledged, exchanged, hypothecated or otherwise transferred, or disposed of to the extent then subject to restrictions.

Once RSUs have vested and shares of Anadarko common stock have been delivered to you, you are free to sell, gift or otherwise dispose of such shares; provided that you comply with the applicable restrictions under the Company’s Insider Trading Policy (including the receipt of pre-clearance) and the applicable stock ownership requirements.
If you have any questions on this grant, please call Preston Johnson at 832-636-2705.
Sincerely,